Exhibit 10.1.16

[GRAPHIC APPEARS HERE]

2005

HIGH PERFORMANCE INCENTIVE PROGRAM

The High Performance Incentive Program (HPIP) is designed to recognize and reward those employees of Pacific Capital Bancorp (the Company) who have contributed meaningfully to the increase in shareholder value, profitability and customer centricity of the Company. Additionally, the plan’s objectives include the following:

•	Create greater alignment with the Core Bank Performance*
•	Encourage teamwork within departments and across business units
•	Ensure that our total compensation is competitive

The High Performance Incentive Program is linked directly to achieving the company’s annual Core Bank Net Income goal. Every employee is important in achieving our goal.

*Does not include revenue and expenses from Refund Anticipation Loan and Refund Transfer business.

KEY ELEMENTS

Success Factors

Three Success Factors determine an annual Incentive award:

•	Bank Performance
•	Department Performance
•	Individual Performance

➢	Bank Performance

The Company’s annual business planning and budgeting process outlines the objectives to be achieved for the year. Our goal for 2005 is Core Bank Net Income at or above plan.

➢	Department Performance

The performance of each department is dependent upon the combined efforts and focus of all its employees. To ensure that there is a common framework, the following metrics will apply to all departments:

•	Revenue Generation
•	Expense Management
•	Customer Value Added
•	Risk Management (e.g. Regulatory and Governance Compliance)

Departments may have different components for these metrics depending upon their function. It is important that all employees understand their role in achieving the department goals.

➢	Individual Performance

In addition to the responsibilities each individual has in performing his or her job, individual goals will be established that contribute directly to the Company’s annual business goals. The individual’s goals will support the Department’s metrics, must be significant, and directly support the profitability or contribution of the business unit’s achievement of the annual business plan, compliance and risk mitigation, and the leadership and development of employees if the individual is in a leadership role.

Goals and Weightings

To ensure that all employees are aligned toward the Bank Performance, every employee will have a minimum of 15% weighting in this goal category. Positions in higher grade levels generally have the responsibility to guide a business unit and to more directly impact the overall Bank performance. The goals in the higher grade levels, therefore, will be weighted more heavily to the overall Bank performance. The goal setting process and weighting should correlate directly to the individual’s responsibility level and ability to measure his or her impact on company performance. It is recommended that not more than three to four goals are established to ensure that the employee has the right focus.

Plan Funding

Our ability to fund incentive payouts is dependent upon our overall success in achieving the Core Bank’s net income goal. Funding levels will reflect the degree of success in attaining the Core Bank’s net income goal and in turn, will establish the dollar level of the incentive pool. If the Bank does not achieve the Threshold level, there will be no payout of incentives even if a Department and/or Individual has met or exceeded his or her goals.

Levels	Bank Goal Achievement	Funding Level of Pool

Below Threshold	< 95% of Goal	No funding

Threshold	95% - 99% of Goal	75% funded

Target	100% -110% of Goal	100% funded

Stretch	110% - 120% of goal	120%

Super Stretch Bank level only	> 120% of goal	Funded up to a cap of 150%

Guidelines for Determining Individual Award

The department leader is responsible for recommending the appropriate incentive awards based upon the individual contributions of each eligible employee. Award percentages will differ based upon the level of goal achievement and performance of the employee. An individual must have achieved an “Expectations Achieved” overall PACE rating for the past 12 months to be considered for any award. Base compensation rewards the employee for performing his or her responsibilities; the HPIP incentive recognizes the “above and beyond” contributions of the employee.

Grade	Below Threshold	Threshold	Target	Stretch

18-19, T6	0%	Up to 18.75%	Up to 25%	Up to 31.25%

17, T5	0%	Up to 15%	Up to 20%	Up to 25%

15-16, T3-T4	0%	Up to 11.25%	Up to 15%	Up to 18.75%

13-14, T2	0%	Up to 9%	Up to 12%	Up to 15%

7-12, T1, D1-3	0%	Up to 3.75%	Up to 5%	Up to 6.25%

An Adjustment Factor can be used that takes into consideration the employee’s contribution to Individual, Department and Bank goals relative to other employees in the department. It also should take into account other factors such as overall PACE rating, pro-ration for new employees, risk management and leadership.

TERMS AND CONDITIONS

Eligible Participants

All regular status employees of Pacific Capital Bancorp who are paid on a 100% salaried basis through the program year and who are actively employed at the time of distribution are eligible for consideration. Eligibility, however, does not guarantee payment. Employees who participate in variable or commission pay programs or the RAL department incentive program are not eligible for the HPIP Program.

Employees who are hired during the year but prior to October 1, 2005, will be eligible on a prorated basis. Employees who change from a 100% salaried position to a variable or commission pay plan during the business year may be eligible for HPIP on a prorated basis. Employees who retire from the Company (in accordance with the Company’s retirement criteria) after the first quarter of the year will also be eligible on a prorated basis.

When an employee transfers to a new business unit during the year, it is important that the new leader collaborates with the former leader to document accomplishment level for the previously set individual goals and business unit goals. The new leader and employee will then determine and document new individual and department goals for the balance of the year.

Program Year

The HPIP is effective January 1, 2005 and will be in effect during the plan year defined as January 1 through December 31, 2005. The Program will be reviewed and updated annually to ensure alignment with the Bank’s strategic plan and business goals.

Program Administrator

The Program Administrator is the Director of Human Resources of Pacific Capital Bancorp. The Program Administrator reviews all recommendations prior to submission to the Compensation Committee of the Board of Directors and has responsibility to ensure fair and consistent consideration of participants. The Program Administrator may recommend modifications in the program design and review the effectiveness of the plan on an annual basis.

Payment

Funding of the program and payments are subject to approval by the Compensation Committee of the Board of Directors, and if approved, payment will be made in February 2006.

Termination of Employment

To encourage employees to remain in the employment of the Company, a participant must be employed on the date of the actual incentive payout. Any termination (except by reason of death or official company retirement), prior to the incentive payment date will serve as a forfeiture of any award.

Disability or Death

If a participant is disabled by an accident or illness, and is disabled long enough to be placed on long-term disability as defined by the Company’s LTD plan, his or her incentive award for the Program period shall be pro-rated so that no award will be earned during the period of long-term disability.

In the event of death, the Company will pay to the participant’s estate the pro-rata portion of the award that the participant would have received if he or she had lived to the end of the Program year.

Miscellaneous

The Program will not be deemed to give any participant the right to be retained in the employ of the Company, nor will the Program interfere with the right of the Company to discharge any participant at any time.

Pacific Capital Bancorp reserves the right to modify this program at any time.

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